EX.99.77Q3

PROMISSORY NOTE

Foxby Corp.

Indianapolis, IN
$2,000,000	June 18, 2018

Foxby Corp., a Maryland corporation (the "Borrower"), for value received, hereby promises to pay to the order of THE HUNTINGTON NATIONAL BANK (the "Bank") at its offices, 45 North Pennsylvania Street, INHP22, Indianapolis, Indiana 46204, in lawful money of the United States of America and in immediately available funds, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000) or the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower, whichever is less, pursuant to the terms of the Revolving Credit Agreement of even date herewith by and between the Borrower and the Bank (as the same may be amended, restated or otherwise modified from time to time the "Agreement").  Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

The Borrower covenants that the funds borrowed by it from the Bank as evidenced by this Note shall be used solely for the benefit of the Borrower.
The principal balance hereof outstanding from time to time shall bear interest at the Interest Rate in effect from time to time.  Interest on each Loan will accrue daily, will be calculated based on a 360‑day year and charged for the actual number of days the principal balance is outstanding.  All outstanding principal and interest shall be payable in accordance with the terms of the Agreement.  Upon and during the continuance of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), at a rate per annum equal to three percent (3%) above the Interest Rate, until paid, and whether before or after the entry of judgment hereon.
The principal amount of each Loan made by the Bank and the amount of each payment or prepayment made by the Borrower shall be recorded by the Bank on the schedules attached hereto or in the regularly maintained data processing records of the Bank.  The aggregate unpaid principal amount of all Loans set forth in such schedules or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note.  However, failure by the Bank to make any such entry shall not limit or otherwise affect the Borrower's obligations under this Note or the Agreement.
This Note is the Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms of the Agreement.  This Note and the obligations evidenced hereby are secured by the Collateral described in the Pledge Agreement and are entitled to the benefits of the Pledge Agreement.  The principal of this Note is payable and/or prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.  Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.
In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that a court determines that the Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of the Borrower, and shall automatically be applied to reduce the amounts due to the Bank from the Borrower under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate.  If there are no such amounts outstanding, the Bank shall refund to the Borrower such excess.
The Borrower and all endorsers, sureties, guarantors and other Persons liable on this Note, if any, hereby waive notice of non-payment, demand, presentment or protest in connection with the delivery, performance and enforcement of this Note; consent to one or more renewals or extensions of this Note; and generally waive any and all suretyship defenses and defenses in the nature thereof.
This Note may not be changed orally, but only by an instrument in writing.
This Note is being delivered in, is intended to be performed in, shall be construed and enforced in accordance with, and be governed by the laws of, the State of Ohio without regard to principles of conflict of laws.  The Borrower agrees that the State and federal courts in Franklin County, Ohio or any other court in which the Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to the Borrower at its address described in the Notices section of the Agreement.
BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BANK OR BORROWER AGAINST THE OTHER ARISING OUT OF THIS NOTE.
Borrower authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States of America after the loan evidenced by this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against the Borrower in favor of the Bank for the amount then appearing due on this Note, together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution.  The Borrower waives any conflict of interest that an attorney hired by the Bank may have in acting on the Borrower's behalf in confessing judgment against the Borrower while such attorney is retained by the Bank.  The Borrower expressly consents to such attorney acting for Borrower in confessing judgment and to such attorney's fee being paid by the Bank or deducted from the proceeds of collection of this Note or Collateral security therefor.
WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

FOXBY CORP.

                         By: /s/ Russell Kamerman

                         Name: Russell Kamerman

Title: General Counsel